EXHIBIT 5.3

January 14, 2016

Eldorado Resorts, Inc.

100 West Liberty Street

Suite 1150

Reno, Nevada 89501

Ladies and Gentlemen:

We have acted as special Ohio counsel to Eldorado Resorts, Inc., a Nevada corporation (the “Company”), and Scioto Downs, Inc., an Ohio corporation (“SDI”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to $375,000,000 in aggregate principal amount of the Company’s 7% Senior Notes due 2023 (the “Exchange Notes”) and the related guarantee of such Exchange Notes by SDI (the “Exchange Guarantee”) contemplated by the following documents:

i.                                          The Registration Statement;

ii.                                       The Indenture dated July 23, 2015 (the “Original Indenture”) among the Company, various guarantors, including SDI, and U.S. Bank National Association, and that certain supplemental indenture dated December 16, 2015 (the “Supplemental Indenture”) (the Original Indenture as supplemented by the Supplemental Indenture being the “Indenture”);

iii.                                    The Registration Rights Agreement dated July 23, 2015 (the “Registration Rights Agreement”) by and among the Company, various guarantors, including SDI, and J.P. Morgan Securities LLC; and

iv.                                   The form of Exchange Note and Exchange Guarantee.

The above-referenced documents are sometimes collectively referred to herein as the “Documents”. The Indenture and Registration Rights Agreement, which includes the Exchange Notes and Exchange Guarantee, are sometimes referred to herein as the “Transaction Documents”.

In rendering the opinions expressed below, we have assumed, with your permission and without independent investigation:

a.                                      the Indenture has not been further amended, modified, or supplemented;

b.                                      the Exchange Notes will be issued pursuant to the Indenture and otherwise in compliance with the provisions of the Indenture;

c.                                       the genuineness of all signatures, the authenticity of all writings, certificates, instruments and records submitted to us as originals, the conformity to originals of all such writings, certificates, instruments and records submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such copies, and the truthfulness of all statements of fact set forth therein;

d.                                      the valid existence and good standing in the jurisdiction of its organization of each party to the Documents (other than SDI);

e.                                       the due authorization, execution and delivery of the Documents by each party thereto (other than SDI);

f.                                        the power and authority of each party to the Documents (other than SDI) to execute, deliver and perform its obligations under the same, and that such execution, delivery and performance do not conflict with, contravene, violate or constitute a default under such party’s certificate or articles of incorporation, bylaws or other organizational documents;

g.                                       the execution, delivery and performance of its respective obligations under each Document to which it is a party by each party to the Documents do not conflict with, contravene, violate or constitute a default under (i) any indenture, instrument or other agreement to which such party or its property or assets is subject or any contractual or legal restriction having applicability to such party or such property or assets, (ii) any rule, law or regulation of any court or regulatory or governmental authority to which such party (other than SDI) is subject or (iii) any writ, order, judgment or decree of any court or regulatory or governmental authority to which such party is subject or by which any of its properties or assets are bound;

h.                                      the authority of all individuals signing the Documents on behalf of the parties thereto (other than SDI);

i.                                          the legal capacity of all natural persons, including natural persons acting on behalf of a business entity; and

j.                                         that there are no records, agreements or understandings between any of the parties to the Documents that would alter the agreements set forth therein.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated herein, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter we are of the opinion that:

1.             SDI is validly existing and in good standing under the laws of the State of Ohio.

2.             SDI has the corporate power and authority to enter into and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder.

3.             SDI has duly authorized the execution and delivery of each of the Transaction Documents to which it is a party, and the performance of its obligations thereunder.

In preparing this letter, we have relied without any independent verification upon the assumptions recited in this letter, the factual information, representations and warranties represented to be true in each of the Transaction Documents and each of the following documents (“Organizational Documents”):

A.                                    the Secretary’s Certificate dated January 14, 2016 (the “Secretary’s Certificate”) made by the Secretary of SDI and all exhibits thereto;

B.                                    a Certificate of Good Standing pertaining to SDI issued by the Ohio Secretary of State on January 6, 2016 (the “Certificate of Good Standing”);

C.                                    the Articles of Incorporation, as amended, and Code of Regulations, as amended, of SDI (collectively, the Governing Documents”), in the form attached to the Secretary’s Certificate; and

D.                                    a copy of a certain Unanimous Written Consent of the Board of Directors of SDI adopted by the Board of Directors on July 10, 2015, in the form attached to the Secretary’s Certificate.

The opinions set forth above are subject to the following limitations, qualifications, and exceptions:

I.                                        In this opinion, any reference to the law of the State of Ohio means the General Corporation Law of the State of Ohio (i.e., sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code), as amended.

II.                                   The foregoing opinions are strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein.

III.                              Our opinions is paragraph 1 above regarding valid existence and good standing are based solely on our review of the Certificate of Good Standing as of the date of certification.

IV.                               Our opinions are limited to the internal laws of the State of Ohio and we express no opinion with respect to the federal laws of the United States, the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state (including the State of Ohio). Our advice on each legal issue in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the State of Ohio.

V.                                    We express no opinion as to:

a)                                     the legality, validity, binding effect or enforceability of the Documents as to any person or entity;

b)                                     compliance with, or any governmental or regulatory filing, approval, authorization, license or consent required by or under, any (i) Federal or state anti-fraud laws; (ii) Federal or state environmental laws; (iii) Federal or state antitrust and unfair competition laws; (iv) Federal or state taxation laws; (v) Federal or state patent, trademark or copyright statutes; (vi) statutory or other requirements relating to the disposition of hazardous waste or environmental protection; (vii) Federal or state receivership or conservatorship laws; (viii) Federal or state securities laws; (ix) Federal or state labor or employment laws; (x) Federal or state employee benefits or pension laws; (xi) Federal or state maritime or aviation laws; (xii) Federal or state laws concerning public utilities; (xiii) Federal or state racketeering laws; (xiv) Federal or state laws relating to communications; (xv) zoning, health, safety, building, permitting, land use or subdivision laws; (xvi) the Equal Credit Opportunity Act; (xvii) Federal or state laws and policies concerning (A) national and local emergencies, (B) possible judicial deference to acts of sovereign states, and (C) criminal and civil forfeiture laws; and (xviii) other state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and in the case of each of the foregoing, all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto;

c)                                      compliance by SDI with the various operating covenants in the Documents; or

d)                                     the effect of any law relating to the legal or regulatory status of any individual or entity.

VI.                               We have assumed without investigation that each of the Organizational Documents we have reviewed is a true, accurate and complete copy of such document, and that each of the Organizational Documents is in full force and effect and has not been amended or repealed.

VII.                          We have made no examination, and express no opinion, with respect to any laws relating to terrorism or money-laundering, including (a) the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and

Obstruct Terrorism Act of 2001” (Public Law 107-56) and (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.”

VIII.                     We have made no examination of, and express no opinion as to, the business, operations or financial condition of SDI or any other individual or entity or the effect thereon of the transactions contemplated by the Documents. In this regard, we have assumed that (a) the transactions contemplated under the Documents have been entered into by the parties thereto in good faith, (b) there is no actual intent to hinder, delay or defraud any present or future creditor of SDI, and (c) SDI is not engaged in business with unreasonably small capital, is not insolvent under applicable law, and has not incurred debts beyond its ability to pay, as to which matters we understand you have satisfied yourself.  We are not expressing any opinion as to the effect on the Documents if any such assumptions should be inaccurate or as to any matter for which an express opinion is not provided herein.

This opinion letter speaks as of the date hereof, and we assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. This opinion letter has been prepared for use in connection with the transactions covered by the Registration Statement and may not be relied upon for any other purpose.

Very truly yours,

/s/ BARNES & THORNBURG LLP

Barnes & Thornburg LLP